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                                                                    EXHIBIT 11.1



             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

                         ABR INFORMATION SERVICES, INC.


                                                                                Year ended July 31,
                                                                    ------------------------------------------
                                                                         1994           1995          1996
                                                                         ----           ----          ----
 Primary:
   Average shares outstanding                                           6,846,523     9,798,447    11,135,280
   1993 stock options issued (1)                                           41,714        41,714        41,714
   Net effect of dilutive stock options -
     based on the modified treasury stock
     method using average market price                                    594,224       160,584       356,533
        TOTAL                                                           7,482,461    10,000,745    11,533,527
                                                                                    $ 2,793,678
 Net income per financial statements                                   $1,610,495                 $ 5,673,784
 Deduct preferred stock dividends                                         (10,073)           --            --
   Adjusted net income                                                 $1,600,422   $ 2,793,678   $ 5,673,784
                                                                       ==========   ===========   ===========

 Per share amount                                                      $      .21   $       .28   $       .49
                                                                       ==========   ===========   ===========


 Fully Diluted:
   Average shares outstanding                                           6,846,523     9,798,447    11,135,280
   1993 stock options issued (1)                                           41,714        41,714        41,714
   Net effect of dilutive stock options - based
     on the modified treasury stock method
     using the year period end price, higher
     than average market price                                            721,718       217,960       402,430
        TOTAL                                                           7,609,955    10,058,121    11,579,424

 Net income per financial statements                                   $1,610,495   $ 2,793,678   $ 5,673,784
 Deduct preferred stock dividends                                         (10,073)           --           --
   Adjusted net income                                                 $1,600,422   $ 2,793,678   $ 5,673,784
                                                                       ==========   ===========   ===========

 Per share amount                                                      $      .21   $       .28   $       .49
                                                                       ==========   ===========   ===========



(1) Stock options issued under the ISO Plans twelve months prior to January 31, 1994 assumed outstanding for all periods presented using the treasury stock method.